Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces Fourth Quarter and Full Year Results

Fourth Quarter As-Adjusted EPS of $0.66, Up 14% vs. Fourth Quarter 2013

Full Year As-Adjusted EPS of $2.96, Up 23% vs. Full Year 2013

Provides Full Year 2015 Outlook

January 27, 2015 – Woodland Park, NJ - Cytec Industries Inc. (CYT) announced today a net loss attributable to Cytec for the fourth quarter of 2014 of $29.3 million or $0.41 per diluted share. Net sales from continuing operations were $485 million. Loss from continuing operations was $28.0 million or $0.39 per diluted share. Loss from discontinued operations was $1.3 million or $0.02 per diluted share. Included in the quarter for continuing operations are several special items that total $76.2 million of net income after-tax, or $1.05 per diluted share, which are outlined further in this release. Excluding these special items, earnings from continuing operations were $48.2 million or $0.66 per diluted share.

Net earnings attributable to Cytec for the fourth quarter of 2013 were $59.4 million or $0.81 per diluted share. Net sales from continuing operations were $480 million. Earnings from continuing operations for the fourth quarter of 2013 were $56.0 million or $0.77 per diluted share. Earnings from discontinued operations were $3.4 million or $0.04 per diluted share. Included in the quarter for continuing operations were several special items that totaled $14.0 million of net charges after-tax or $0.19 per diluted share. Excluding the special items, earnings from continuing operations were $41.9 million or $0.58 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Our fourth quarter results reflect a solid end to the year, with adjusted EPS up 14% versus the prior year quarter. On an annual basis, the company grew revenues by 4%, driven by volume growth and price increases from In Process

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Separation, Industrial Materials and Aerospace Materials, our core growth platforms, which was partially offset by 1% due to the divestiture of the Industrial Materials distribution product line in 2013. I am also pleased with the earnings improvement in 2014. We delivered 13% earnings growth from continuing operations over 2013 and 23% EPS growth, both on an as-adjusted basis.”

Fourth Quarter Results

Cytec Aerospace Materials sales increased 2% to $243 million; Operating Earnings increased to $41.8 million.

In Aerospace Materials, selling prices increased by 2% versus the fourth quarter 2013, and selling volumes were flat with the prior year period. Sales in the quarter were driven by increases in large commercial transport and offset by declines in rotorcraft. Volumes in the quarter were also impacted by supply constraints related to the lockout in our TX operations.

Operating earnings of $41.8 million were up 12% versus earnings of $37.2 million partly due to price and favorable exchange. In addition, the prior year quarter included higher operating expenses related to timing of project spending as well as a planned maintenance shutdown in our carbon fibers operations.

Cytec Industrial Materials sales were down 1% to $76 million; Operating Earnings increased to $6.2 million.

Industrial Materials sales of $76 million were down 1% versus the prior year period. Selling volumes increased sales 1% due to demand improvement in the high performance automotive sector offset by lower sales in tooling. Selling prices also contributed 1% to the increased sales in the quarter, but these increases were more than offset by 3% unfavorable exchange rates.

Operating earnings were $6.2 million for the quarter, slightly above $6.0 million in the prior year quarter as a result of the volume increase, favorable product mix, and lower operating expenses.

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Cytec In Process Separation sales were up 6% to $102 million; Operating Earnings increased 4% to $20.8 million.

In Process Separation selling volumes increased by 7% versus the fourth quarter of 2013 primarily due to greater demand for mining products related to copper and other base metals as well as increased phosphine chemical sales versus the fourth quarter 2013. Selling prices were flat and the overall impact of exchange rates was unfavorable by 1%.

Operating earnings were $20.8 million versus $20.0 million in the prior year quarter, with the increased earnings from the higher selling volumes largely offset by higher operating costs and startup expenses as we brought online the expansion of our phosphines operation in Canada.

Cytec Additive Technologies sales decreased 7% to $63 million; Operating Earnings decreased to $7.3 million.

In Additive Technologies, overall selling volumes were down by 4% versus the fourth quarter 2013 primarily due to soft global demand for Polymer Additive products offset slightly by growth in Specialty Additives sales to industrial surfactant markets. Selling prices were down by 1% due mostly to lower selling prices in Polymer Additives to defend business, and the overall impact of changes in exchange rates contributed 2% to the decreased sales versus the prior year quarter.

Operating earnings of $7.3 million were down versus $9.5 million the fourth quarter of 2013 mostly due to the lower selling volumes and decreased price.

Special Items

In the fourth quarter of 2014 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $117.5 million ($76.2 million after-tax or $1.05 per diluted share) mainly attributable to the following:

•	Included in Corporate and Unallocated, principally in Manufacturing cost of sales, is a net pre-tax charge of $86.3 million ($55.7 million after-tax or $0.77 per diluted share) related to mark to market adjustments for pension and other postemployment benefits.

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•	Included in Corporate and Unallocated, in Net loss on early extinguishment of debt, is a pre-tax charge of $22.7 million ($14.9 million after-tax or $0.21 per diluted share) related to the repurchase of outstanding public debt.

•	Included in Corporate and Unallocated, in Manufacturing cost of sales, is a net pre-tax expense of $5.1 million ($3.2 million after-tax or $0.05 per diluted share) related to the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX manufacturing site which is part of our Aerospace Materials reporting segment.

•	Also included in Corporate and Unallocated, in Other Expense, are pre-tax net charges of $2.8 million ($1.9 million after-tax or $0.03 per diluted share). This is mostly related to increases in environmental liabilities at inactive sites.

In the fourth quarter of 2013, a number of special items were recorded in continuing operations that resulted in a net pre-tax benefit of $23.7 million ($14.0 million expense after-tax or $0.19 per diluted share).

Income Tax Benefit/Expense

Income tax benefit related to continuing operations for the fourth quarter of 2014 was $24.1 million, compared with a tax expense of $31.9 million in the fourth quarter of 2013. Included in the income tax benefit for the fourth quarter of 2014 is a tax benefit of $2.0 million primarily relating to international operations, consisting of a favorable tax rate change with respect to deferred tax assets and liabilities, a net valuation allowance reversal and other tax adjustments. The overall underlying annual tax rate for the fourth quarter of 2014 was 30.7% versus the underlying annual tax rate in the fourth quarter of 2013 of 31.8%.

Cash Flow

Dan Darazsdi, Vice President and Chief Financial Officer commented, “Cash Flows provided by operating activities were $91 million in the fourth quarter 2014. On a continuing basis, our net working capital

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days at the end of the fourth quarter were down 3 days to 89 versus the end of the third quarter 2014. At quarter end, inventory days of 86 were down 1 day versus the end of the third quarter 2014, accounts payable days of 46 were up 1 day and accounts receivable days of 49 were down 1 day versus the end of the prior quarter.”

“Capital spending for continuing operations in the quarter was $50 million and full year spending was $221 million, with the majority related to manufacturing capacity expansions for Aerospace Materials and In Process Separation segments. Our expectation for capital spending for the full year 2015 is estimated to be in a range of $170 to $190 million.”

2015 Outlook

Mr. Fleming continued, “We remain very excited about the opportunities ahead of us in our core growth platforms. 2015 is another important year for Cytec—Aerospace Materials is focused on achieving the operational benefits from the improvements made in the past year while driving additional productivity measures, Industrial Materials continues their product and applications development work with a goal of capturing composite applications on new serial automotive platforms, and In Process Separation continues their solid growth in the mining industry while expanding the application of our novel phosphine chemistry.

“In Aerospace Materials, sales growth will be driven by the commercial transport sector as we will begin to benefit from the entry of new large commercial transport programs which will be slightly offset by rate decreases in some legacy aircraft. We are also forecasting an increase in rates on the Joint Strike Fighter, an important military program for Cytec. All in all, we estimate mid-single digit growth in aerospace revenues with full year sales in a range between $1,025 and $1,085 million. We also expect less operational interruptions this year versus last, as our productivity initiatives gain traction, which will lead to margin improvement in the segment. We therefore estimate full year earnings to be in a range between $195 and $205 million.

“For Industrial Materials, 2014 was a very successful year for the business as we enjoyed double-digit growth as a result of demand improvement in our key markets of high performance automotive and

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tooling. This year, however, we do not expect the same level of demand from the somewhat lumpy high performance auto and tooling market, and the declines in those sectors will be offset by growth in motorsports and process materials. Therefore, we estimate full year revenues in a range between $320 and $330 million. Our focus will be on continuing our development work to advance our composite technology into the automotive market and we remain very encouraged by the opportunities ahead. We estimate full year 2015 operating earnings to be in a range between $30 and $34 million.

“For In Process Separation, baseline growth will be driven by increases in copper production and aided by the return of demand from Indonesia. We anticipate modest growth this year from new mine starts given the limited market opportunities, and we have three new mine fills built into our 2015 forecast. We are also excited about our ability to further increase sales of our phosphine products as we leverage available capacity from our new operation. So altogether we forecast sales in the segment to increase approximately 10% in 2015 versus 2014. Our full year sales estimate is in a range between $445 and $465 million, and operating earnings are projected in a range between $102 and $108 million.

“In Additive Technologies, we plan to focus on selling our differentiated and higher margin product technologies to capture some of the less specialized polymer additives product sales lost in 2014. We therefore project modest revenue growth in 2015. We estimate sales in a range between $270 and $290 million and operating earnings in a range between $35 and $39 million.”

The guidance for Corporate and Unallocated Expense is approximately $26 to $28 million for the full year, and Interest Expense, net is estimated to be $16 million as a result of the debt refinancing we completed in the fourth quarter of 2014. The forecasted effective tax rate reflected in our 2015 guidance is in a range between 30% and 31%. The full year guidance for 2015 adjusted diluted earnings per share is in a range between $3.10 and $3.30.

Mr. Fleming concluded, “We remain focused on executing our strategic initiatives and are well-positioned to deliver consistent growth and create value for our shareholders.”

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Full Year Results

Net earnings attributable to Cytec for the full year ended December 31, 2014 were $153.8 million or $2.09 per diluted share. Net sales from continuing operations were $2,008 million. Earnings from continuing operations were $144.1 million or $1.96 per diluted share. Earnings from discontinued operations were $9.7 million or $0.13 per diluted share.

Special Items

During the year ended December 31, 2014, a number of special items were recorded in continuing operations that resulted in net pre-tax charges of $112.4 million ($73.1 million after-tax or $1.00 per diluted share) as follows:

•	Included in Corporate and Unallocated, principally in Manufacturing cost of sales, is a net pre-tax expense of $80.2 million ($51.8 million after-tax or $0.71 per diluted share) related to pension and other postemployment benefit mark-to-market adjustments.

•	Included in Corporate and Unallocated, in Manufacturing cost of sales, is a net pre-tax expense of $5.7 million ($3.6 million after-tax or $0.05 per diluted share) related to the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX manufacturing site which is part of our Aerospace Materials reporting segment.

•	Included in Corporate and Unallocated, in Net loss on early extinguishment of debt, is a pre-tax charge of $22.7 million ($14.9 million after-tax or $0.20 per diluted share) related to the repurchase of outstanding public debt.

•	Also included in Corporate and Unallocated, in Other Expense, are pre-tax net charges of $2.8 million ($1.9 million after-tax or $0.03 per diluted share). This is mostly related to increases in environmental liabilities at inactive sites.

Excluding these special items, net earnings from continuing operations were $217.2 million or $2.96 per diluted share for twelve months ended December 31, 2014.

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Net earnings attributable to Cytec for the twelve months ended December 31, 2013 were $173.5 million or $2.16 per diluted share. Net sales from continuing operations were $1,935 million. Earnings from continuing operations were $171.7 million or $2.14 per diluted share. Earnings from discontinued operations were $2.2 million or $0.02 per diluted share.

In the twelve months of 2013 a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $28.5 million ($21.1 million expense after-tax or $0.26 per diluted share). Excluding these special items, earnings from continuing operations were $192.9 million or $2.40 per diluted share.

Investor Conference Call to be Held on Wednesday, January 28, 2015 at 11:00am ET

Cytec will host their fourth quarter earnings release conference call on Wednesday, January 28, 2015 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that earnings per share before special items, which is a non-GAAP measurement, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

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Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen
Investor Relations
Tel: 1.973.357.3283
Jodi.Allen@cytec.com

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net sales	$484.8	$479.9	$2,007.7	$1,935.0
Manufacturing cost of sales	385.6	304.6	1,403.8	1,283.1
Selling and technical services	49.3	35.8	158.9	146.6
Research and process development	19.7	12.5	56.8	49.0
Administrative and general	46.9	33.1	140.1	126.5
Amortization of acquisition intangibles	3.5	3.6	14.4	14.6
Asset impairment charge	—	0.2	—	5.8

(Loss) earnings from operations	(20.2)	90.1	233.7	309.4
Other (expense) income, net	(4.1)	1.1	(6.4)	(7.8)
Net loss on early extinguishment of debt	22.7	—	22.7	39.4
Interest expense, net	5.1	3.3	14.4	18.2

(Loss) earnings from continuing operations before income taxes	(52.1)	87.9	190.2	244.0
Income tax (benefit) provision	(24.1)	31.9	46.1	72.3

(Loss) earnings from continuing operations	(28.0)	56.0	144.1	171.7

Earnings from operations of discontinued business, net of tax	—	—	—	31.6
Net (loss) gain on sale of discontinued operations, net of tax	(1.3)	3.4	9.7	(29.4)

(Loss) earnings from discontinued operations, net of tax	(1.3)	3.4	9.7	2.2

Net (loss) earnings	(29.3)	59.4	153.8	173.9
Less: Net earnings attributable to noncontrolling interests	—	—	—	(0.4)

Net (loss) earnings attributable to Cytec Industries Inc.	$(29.3)	$59.4	$153.8	$173.5

Comprehensive (loss) income	$(62.9)	$61.1	$71.2	$113.7
Less: Comprehensive income attributable to noncontrolling interest	—	—	—	(0.2)

Comprehensive (loss) income attributable to Cytec Industries Inc.	$(62.9)	$61.1	$71.2	$113.5

Earnings per share attributable to Cytec Industries Inc.
Basic earnings (loss) per common share
Continuing operations	$(0.39)	$0.78	$2.00	$2.18
Discontinued operations (net of noncontrolling interest)	(0.02)	0.05	0.13	0.02

	$(0.41)	$0.83	$2.13	$2.20

Diluted earnings (loss) per common share
Continuing operations	$(0.39)	$0.77	$1.96	$2.14
Discontinued operations (net of noncontrolling interest)	(0.02)	0.04	0.13	0.02

	$(0.41)	$0.81	$2.09	$2.16

Dividends per common share	$0.125	$0.063	$0.375	$0.250

Shares used in calculating earnings per common share (in 000s)
Basic	71,920	71,477	72,155	78,839
Diluted	71,920	72,992	73,375	80,368

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net Sales:
Aerospace Materials	$243.4	$239.0	$1,000.1	$960.8
Industrial Materials*	75.9	76.4	325.8	316.3
In Process Separation	102.2	96.4	410.5	382.7
Additive Technologies	63.3	68.1	271.3	275.2

Total consolidated net sales	$484.8	$479.9	$2,007.7	$1,935.0

*	Includes $25.4 of sales from divested distribution line in the full year ended 2013. There were no distribution line sales recorded in any other period presented.

	Three Months Ended December 31,				Year Ended December 31,
	2014	% of Sales	2013	% of Sales	2014	% of Sales	2013	% of Sales
Earnings from operations:
Aerospace Materials	$41.8	17.2%	$37.2	15.6%	$178.2	17.8%	$177.6	18.5%
Industrial Materials	6.2	8.2%	6.0	7.9%	30.8	9.5%	19.0	6.0%
In Process Separation	20.8	20.4%	20.0	20.7%	95.6	23.3%	86.5	22.6%
Additive Technologies	7.3	11.5%	9.5	14.0%	33.9	12.5%	39.6	14.4%

Earnings from segments	76.1	15.7%	72.7	15.1%	338.5	16.9%	322.7	16.7%
Corporate and Unallocated, net (1)	(96.3)		17.4		(104.8)		(13.3)

Total (loss) earnings from operations	$(20.2)	(4.2)%	$90.1	18.8%	$233.7	11.6%	$309.4	16.0%

(1) Corporate and Unallocated includes the following selected items:	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Restructuring charges, net	$0.5	$1.8	$1.0	$6.9
Asset write-off related to our facility in Nagpur, India	—	—	—	3.0
Pension and OPEB mark-to-market (gain) loss, net	86.3	(25.5)	80.2	(27.4)
Costs to divest Umeco Distribution business	—	—	—	1.2
Continuing costs previously allocated to Coating Resins	—	—	—	12.2
Costs related to global ERP initiative	2.8	4.6	10.6	10.3
Greenville, Texas lockout costs	5.1	—	5.7	—

Total expense (income)	$94.7	$(19.1)	$97.5	$6.2

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended December 31, 2014 % Variance Due To			Year Ended December 31, 2014 % Variance Due To
Segment	Volume	Price	FX	Volume	Acq./Divest.	Price	FX
Aerospace Materials	0%	2%	0%	2%	0%	2%	0%
Industrial Materials*	1%	1%	-3%	9%	-8%	1%	1%
In Process Separation	7%	0%	-1%	7%	0%	1%	-1%
Additive Technologies	-4%	-1%	-2%	1%	0%	-2%	0%
Total Continuing Operations^	1%	1%	-1%	4%	-1%	1%	0%

*	Includes sales from divested distribution line in 2013.
^	Percentages above are rounded to the nearest whole decimal point.

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts) (Unaudited)

	December 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$133.9	$151.8
Trade accounts receivable, less allowance for doubtful accounts of $3.8 and $4.6 as of December 31, 2014 and 2013, respectively	265.1	251.3
Other accounts receivable	74.6	74.4
Inventories	307.6	253.1
Deferred income taxes	27.4	32.1
Other current assets	26.2	25.1

Total current assets	834.8	787.8

Plants, equipment and facilities, at cost	1,680.8	1,567.1
Less: accumulated depreciation	(559.4)	(520.1)

Net plant investment	1,121.4	1,047.0

Acquisition intangibles, net of accumulated amortization of $70.8 and $58.0 as of December 31, 2014 and 2013, respectively	141.6	161.1
Goodwill	508.8	521.3
Deferred income taxes	41.2	25.2
Other assets	119.4	138.1

Total assets	$2,767.2	$2,680.5

Liabilities
Current liabilities
Accounts payable	$172.4	$175.7
Current maturities of long-term debt	1.2	0.1
Accrued expenses	184.6	178.4
Income taxes payable	8.4	14.2
Deferred income taxes	0.3	0.1

Total current liabilities	366.9	368.5

Long-term debt	741.7	716.2
Pension and other postretirement benefit liabilities	245.9	195.2
Other noncurrent liabilities	170.3	187.1
Deferred income taxes	31.4	31.6

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 99,772,436 at December 31, 2014 and 99,451,504 shares at December 31, 2013	1.0	1.0
Additional paid-in capital	474.2	467.4
Retained earnings	1,699.6	1,572.8
Accumulated other comprehensive income	13.1	95.7
Treasury stock, at cost, 28,732,931 shares at December 31, 2014 and 28,442,748 shares at December 31, 2013	(976.9)	(955.0)

Total stockholders’ equity	1,211.0	1,181.9

Total liabilities and stockholders’ equity	$2,767.2	$2,680.5

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Year Ended December 31,
	2014	2013
Cash flows provided by (used in) operating activities:
Net earnings	$153.8	$173.9
Earnings from discontinued operations, net of tax	9.7	2.2

Net earnings from continuing operations	144.1	171.7
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	63.7	56.0
Amortization	17.9	19.2
Share-based compensation	11.6	11.4
Deferred income taxes	(8.7)	23.5
Pension and postretirement benefit expense (income)	100.8	(47.2)
Contributions to pension and postretirement plans	(14.0)	(79.8)
Non-cash loss on disposal of assets	2.5	3.7
Asset impairment charges	—	5.8
Loss on early extinguishment of debt	22.7	39.4
Unrealized loss on foreign currency contracts	7.4	0.3
Other	—	0.4
Changes in operating assets and liabilities (excluding effects of divestitures):
Trade accounts receivable	(37.6)	13.6
Other receivables	0.2	(0.3)
Inventories	(66.9)	11.5
Other assets	(0.8)	(9.2)
Accounts payable	29.2	4.2
Accrued expenses	(2.7)	9.2
Income taxes payable	1.4	(58.9)
Other liabilities	(7.7)	(16.5)

Net cash provided by operating activities of continuing operations	263.1	158.0
Net cash provided by (used in) operating activities of discontinued operations	0.3	(127.4)

Net cash provided by operating activities	263.4	30.6

Cash flows (used in) provided by investing activities:
Additions to plants, equipment and facilities	(220.8)	(304.9)

Net cash used in investing activities of continuing operations	(220.8)	(304.9)
Net cash provided by investing activities of discontinued operations	—	1,017.0

Net cash (used in) provided by investing activities	(220.8)	712.1

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	251.4	634.1
Payments on long-term debt	(246.4)	(658.2)
Change in short-term borrowings, net	—	2.2
Cash dividends	(26.9)	(21.5)
Proceeds from the exercise of stock options	15.4	23.5
Purchase of treasury stock	(50.0)	(750.1)
Excess tax benefits from share-based payment arrangements	7.9	5.5

Net cash used in financing activities	(48.6)	(764.5)

Effect of currency rate changes on cash and cash equivalents	(11.9)	(5.7)

Decrease in cash and cash equivalents	(17.9)	(27.5)

Cash and cash equivalents, beginning of period	151.8	179.3

Cash and cash equivalents, end of period	$133.9	$151.8

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended December 31, 2014

	Net (Loss) Earnings	Diluted EPS
GAAP (loss) from continuing operations	$(28.0)	$(0.39)
-Restructuring charges, net	0.5	0.01
-Pension and OPEB Mark-to-market adjustment	55.7	0.77
-Greenville, Texas lockout costs	3.2	0.05
-Premiums paid on early tender for public debts	14.9	0.21
-Environmental liability adjustments	1.9	0.03
-Effect of share dilution (i.e. Basic to Fully Diluted)	—	(0.02)

Non-GAAP net earnings from continuing operations	$48.2	$0.66

Three Months Ended December 31, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$56.0	$0.77
-Restructuring charges, net	1.2	0.02
-Pension and OPEB Mark-to-market adjustment	(15.2)	(0.21)

Non-GAAP net earnings from continuing operations*	$41.9	$0.58

*	May not add due to rounding

Year Ended December 31, 2014

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$144.1	$1.96
-Restructuring charges, net	0.9	0.01
-Pension and OPEB Mark-to-market adjustment	51.8	0.71
-Greenville, Texas lockout costs	3.6	0.05
-Premiums paid on early tender for public debts	14.9	0.20
-Environmental liability adjustments	1.9	0.03

Non-GAAP net earnings from continuing operations	$217.2	$2.96

Year Ended December 31, 2013

	Net Earnings	Diluted EPS
GAAP earnings from continuing operations	$171.7	$2.14
-Restructuring charges, net	5.6	0.07
-Write-offs related to a manufacturing facility in Nagpur, India	3.0	0.04
-Cost to divest Umeco distribution business	1.1	0.01
-Loss related to exit of process materials joint venture in China	3.2	0.04
-Environmental liability adjustments	1.7	0.02
-Pension and OPEB Mark-to-market adjustment	(16.4)	(0.21)
-Premiums paid on early tender for public debts	24.5	0.31
-Revision to established tax liability on unrepatriated earnings of foreign subsidiaries resulting from intended sale of Coatings Resins business	(1.6)	(0.02)

Non-GAAP net earnings from continuing operations*	$192.9	$2.40

*	May not add due to rounding

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